UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 30, 2026

Avis Budget Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10308	06-0918165
(State or Other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

379 Interpace Parkway Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 496-4700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01	CAR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Avis Budget Rental Car Funding (AESOP) Facilities

On April 30, 2026 (the “Closing Date”), Avis Budget Group, Inc.’s (the “Company”, “we” or “our”) Avis Budget Rental Car Funding (AESOP) LLC subsidiary (“ABRCF”) completed an amendment and extension of its asset-backed variable-funding financing facilities, which provide a portion of the financing for our car rental fleet in the United States. This financing is comprised of the Series 2010-6 Notes facility and the Series 2015-3 Notes facility, and the notes are secured primarily by vehicles in our domestic fleet and other related assets. Pursuant to the amendments, excluding the Class R Notes, which are held by one of our subsidiaries, the aggregate amount of the Series 2010-6 Notes facility was increased from approximately $2.227 billion to $2.628 billion, and the aggregate amount of the Series 2015-3 Notes facility was increased from approximately $109 million to $132 million. These increased aggregate amounts will be reduced by $438 million and $22 million, respectively, on November 1, 2026. The Class A notes for each of the Series 2010-6 Notes facility and the Series 2015-3 Notes facility have a two-year term and the Class B notes for each of the Series 2010-6 Notes facility and the Series 2015-3 Notes facility have a one-year term.

The foregoing summary of the amendments is qualified in its entirety by reference to the full text of the Fourth Amendment to Sixth Amended and Restated Series 2010-6 Supplement, a copy of which is attached hereto as Exhibit 10.1, and the Fourth Amendment to Fourth Amended and Restated Series 2015-3 Supplement, a copy of which is attached hereto as Exhibit 10.2, respectively, and, in each case, which is incorporated by reference herein.

Certain purchasers of the notes, the trustee and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for us and our subsidiaries for which they have received, and will receive, customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under Item 1.01 of this report with respect to the Fourth Amendment to the Sixth Amended and Restated Series 2010-6 Supplement and the Fourth Amendment to Fourth Amended and Restated Series 2015-3 Supplement is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Fourth Amendment, dated as of April 30, 2026, to Sixth Amended and Restated Series 2010-6 Supplement, dated as of March 4, 2024, by and among Avis Budget Rental Car Funding (AESOP) LLC, as Issuer, Avis Budget Car Rental, LLC, as Administrator, JPMorgan Chase Bank, N.A., as Administrative Agent, the Non-Conduit Purchasers, the CP Conduit Purchasers, the Committed Note Purchasers, the APA Banks and the Funding Agents named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee and as Series 2010-6 Agent.

10.2	Fourth Amendment, dated as of April 30, 2026, to Fourth Amended and Restated Series 2015-3 Supplement, dated as of March 4, 2024, by and among Avis Budget Rental Car Funding (AESOP) LLC, as Issuer, Avis Budget Car Rental, LLC, as Administrator, JPMorgan Chase Bank, N.A., as Administrative Agent, the Non-Conduit Purchasers, the CP Conduit Purchasers, the Committed Note Purchasers, the APA Banks and the Funding Agents named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee and as Series 2015-3 Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIS BUDGET GROUP, INC.

By:	/s/ Jean M. Sera
Name:	Jean M. Sera
Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Date: May 5, 2026